Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Todex Corp. on Amendment No. 2 to Form S-1 of our Report of Independent Registered Public Accounting Firm, dated December 18, 2014, on the balance sheet of Todex Corp. as of November 30, 2014 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from September 18, 2014 (Inception) to November 30, 2014  and of our review report dated March 18, 2015 with respect to the unaudited interim financial statements on the balance sheet of Todex Corp. as of February 28, 2015 and the related statements of operations, changes in shareholder’s equity (deficit) and cash flows for the three month period ended February 28, 2015 and the period from September 18, 2014 (Inception) to February 28, 2015 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Wheat Ridge, formerly Arvada, Colorado

March 20, 2015                                                                                                  Cutler & Co. LLC

   __________________________________________________________________________________________________________   9605 West 49th Ave. Suite 200 Wheat Ridge, Colorado 80033  ~ Phone 303-968-3281  ~  Fax 303-456-7488  ~  www.cutlercpas.com